UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 4, 2005

MATRITECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12128	4-2985132

(Commission File Number)	(I.R.S. Employer Identification No.)

330 Nevada Street, Newton, Massachusetts 02460

(Address of Principal Executive Offices)        (Zip Code)

(617) 928–0820

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On March 4, 2005, the Registrant entered into a purchase agreement (the “Purchase Agreement”) with accredited investors pursuant to which it sold 670,272 shares of the Registrant’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) and accompanying warrants (the “Investor Warrants”) exercisable beginning on September 5, 2005 and expiring on March 4, 2010 for an aggregate of 4,991,434 shares of its common stock at an exercise price of $1.47 per share. Each share of Series A Preferred Stock is convertible into ten shares of the Registrant’s common stock, par value $.01 per share. The aggregate purchase price for the Series A Preferred Stock and the Investor Warrants sold in the transaction (the “Private Placement”) was approximately $5.9 million.

The Registrant also issued warrants to a placement agent in connection with the Private Placement (the “Placement Agent Warrants”) exercisable beginning on September 5, 2005 and expiring on March 4, 2010 for 656,920 shares of the Registrant’s common stock at an exercise price of $1.47 per share.

The Registrant has also agreed, pursuant to the terms of the Purchase Agreement, to seek stockholder approval of the Private Placement and, following receipt of such approval, to sell an additional 755,852 shares of its Series A Preferred Stock to the same investors for an aggregate consideration of approximately $6.65 million. Upon obtaining such approval and the closing of such sale, the Registrant has agreed to issue additional five-year Placement Agent Warrants which will be immediately exercisable for the purchase of 740,796 shares of its common stock at a price of $1.47 per share.

The Private Placement triggered the anti-dilution provisions in the Registrant’s 7.5% Convertible Debentures due March 31, 2006 (the “Convertible Debentures”) and in the stock purchase warrants (the “March 2003 Warrants”) issued in connection with the Convertible Debentures financing. As a result, the Convertible Debentures are now convertible into an additional 1,130,510 shares of the Registrant’s common stock, and the March 2003 Warrants may now be exercised at an exercise price of $.88 per share.

The Registrant received net proceeds of approximately $5.4 million after deducting the estimated expenses and commissions in connection with the Private Placement, including a cash payment of approximately $405,000 to a placement agent. The Registrant intends to use the net proceeds from the Private Placement for working capital, research and development and general corporate purposes.

The Registrant has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the common stock into which the Series A Preferred Stock issued in the Private Placement is convertible and which may be issued upon exercise of the Investor Warrants and Placement Agent Warrants.

A copy of the Form of Purchase Agreement is attached hereto as Exhibit 4.2, a copy of the Registration Rights Agreement is attached hereto as Exhibit 4.3, a copy of the Form of Warrant issued to Investors is attached hereto as Exhibit 4.4, a copy of the Placement Agent Warrant is attached hereto as Exhibit 4.5 and a copy of the press release issued by the Registrant dated March 4, 2005 with respect to the Private Placement is attached hereto as Exhibit 99.1. Each of the foregoing exhibits is incorporated herein by reference. The description of each of the foregoing documents contained in this Current Report on Form 8-K is qualified in its entirety by reference to such documents.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 4, 2005, the Registrant filed with the Secretary of State’s Office of the State of Delaware its Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate”). The Certificate amends the Company’s Amended and Restated Certificate of Incorporation, as amended, to fix the preferences, rights and limitations of the Series A Preferred Stock. A copy of the Certificate is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following Exhibits are filed as part of this report:

Exhibit No.	Description
4.1	Registrant’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
4.2	Form of Purchase Agreement dated March 4, 2005 between Matritech, Inc. and various Investors
4.3	Registration Rights Agreement dated March 4, 2005 between Matritech, Inc. and various Investors
4.4	Form of Warrant to Purchase Shares of Common Stock
4.5	Placement Agent Warrant to Purchase Shares of Common Stock
99.1	Press Release of Matritech, Inc. dated March 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRITECH, INC.

Date March 8, 2005
By: /s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock
4.2	Form of Purchase Agreement dated March 4, 2005 between Matritech, Inc. and various Investors
4.3	Registration Rights Agreement dated March 4, 2005 between Matritech, Inc. and various Investors
4.4	Form of Warrant to Purchase Shares of Common Stock
4.5	Placement Agent Warrant to Purchase Shares of Common Stock
99.1	Press Release of Matritech, Inc. dated March 4, 2005